Exhibit 10.1

EXECUTION COPY

EXECUTIVE RETIREMENT AGREEMENT AND RELEASE

This EXECUTIVE RETIREMENT AGREEMENT AND RELEASE dated June 9, 2016 (this “Retirement Agreement”) is entered into by and between EDWARD S. JACOB, III (the “Executive”) and INDEPENDENCE CONTRACT DRILLING, INC. (the “Company”).

WHEREAS, the Company and the Executive are parties to the Amended and Restated Executive Employment Agreement, entered into effective as of August 13, 2014 (the “Employment Agreement”), pursuant to which the Executive was employed as the Company’s President and Chief Operating Officer;

WHEREAS, the Executive has notified the Company of his intention to retire from the Company, effective June 30, 2016 (the “Retirement Date”), and that such separation from employment is without Good Reason (as such term is defined in Section 5(d) of the Employment Agreement); and

WHEREAS, in consideration for entering into this Retirement Agreement, the Company desires to provide certain retirement benefits to the Executive.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency is hereby acknowledged, the parties mutually agree as follows:

1.     Retirement.  The Executive’s employment with the Company as President and Chief Operating Officer, including all other offices and positions (e.g., directorships) the Executive has with the Company and all of its subsidiaries, affiliates, joint ventures, partnerships or any other business enterprises, as well as any office or position as a fiduciary or with any trade group or other industry organization which the Executive holds on behalf of the Company or its subsidiaries or affiliates, shall be terminated effective at 5:00 p.m. (Central) on the Retirement Date.

2.    Retirement Payments.

(a)    Lump Sum Cash Payment.  Provided the Executive timely executes and does not revoke the release set forth in Section 4 of this Retirement Agreement, the Company shall pay the Executive a lump sum cash payment of $1,521,569.74, as consideration for the Executive’s obligations under this Retirement Agreement. Such payment shall be made on January 2, 2017, less deductions (e.g., income and payroll tax withholdings) required under applicable law; however, if the Company consummates a “Change in Control,” as such term is defined in Section 6(b)(v) of the Employment Agreement, then the foregoing payment date shall be accelerated to immediately prior to consummation of such Change in Control. The Company also shall pay the Executive his base salary and all accrued but unpaid vacation pay through the Retirement Date on or before July 2, 2016, less deductions (e.g., income and payroll withholding taxes) required under applicable law.

(b)    Equity Incentives.  On the Retirement Date, but only to the extent specifically contemplated in Exhibit A (attached hereto), the Company shall accelerate

EXECUTION COPY

the vesting of outstanding unvested equity and restricted stock unit awards that are then held by the Executive (the “Vesting Awards”); provided, however, that the Vesting Awards (or resulting shares of common stock) shall be held in escrow by the Company until lapse of the seven (7) day revocation period set forth in Section 5 of this Retirement Agreement, and to the extent this Retirement Agreement is revoked by the Executive within such seven (7) day period, then all of the Vesting Awards (and resulting shares of common stock) held in escrow by the Company shall be immediately and automatically forfeited for no consideration.

(c)    Health Continuation.  After the Retirement Date, the Executive may choose to continue group medical and dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”) for the 18-month period immediately following the Retirement Date. The lump sum cash payment listed in Section 2(a) includes the estimated amount of the costs associated with continuation of coverage pursuant to COBRA for the Executive and his eligible dependents who were covered under the Company’s health plans as of the Retirement Date; provided, however, that the Executive shall be solely responsible for all matters relating to his continuation coverage under COBRA, including, without limitation, his election of such coverage and his timely payment of premiums for such 18-month period. To the extent the actual COBRA payment by Executive are higher than such estimate, the Company shall reimburse Executive the amount of such increased cost on a monthly or lump sum basis, as reasonably requested by Executive.

(d)    No Other Benefits.  Except as otherwise set forth in this Retirement Agreement, as of the Retirement Date the Executive shall not be eligible to participate in any benefit plan or program of the Company, including without limitation, any incentive, bonus or similar compensation plan or arrangement, whether new or then existing. Without limiting the generality of the preceding sentence, the Executive acknowledges and agrees that in consideration of the payments and benefits to be provided under this Retirement Agreement, that the Executive shall not be entitled to any other form of compensation, benefit, or payment, including without limitation, any severance or similar benefit under any plan, program, policy or arrangement, whether formal or informal, written or unwritten, of the Company; except that the Executive shall be entitled to his account balance under the Company’s 401(k) plan.

3.    Release of Claims.

(a)    General Release by Executive.  In consideration of the payments and benefits provided to the Executive under this Retirement Agreement, the Executive and each of the Executive’s respective heirs, executors, administrators, legal representatives, agents, successors, beneficiaries, and assigns (collectively, the “Executive Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company and any of its subsidiaries, affiliates, predecessors and employee benefit plans, and each of the foregoing entities’ officers, directors, stockholders, investors, partners, managers, principals, members, committees, administrators, sponsors, executors, trustees, fiduciaries, employees, agents, assigns, representatives and attorneys, in their personal and representative capacities (collectively, the “Company Released Parties”) from, and

EXECUTION COPY

waive, any and all claims, actions, causes of action, lawsuits, complaints, petitions, rights, judgments, obligations, losses, damages, charges, demands, accountings, liabilities, indebtedness, of whatever kind or character, whether known or unknown (collectively, the “Claims”), including without limitation, any Claims arising under: (i) the common law (tort, contract or other) of any jurisdiction, (ii) the Rehabilitation Act of 1973, the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, and any other federal, state and local statutes, ordinances, executive orders and regulations prohibiting discrimination or retaliation upon the basis of age, race, sex, national original, religion, disability, or other unlawful factor, (iii) the National Labor Relations Act, (iv) the Employee Retirement Income Security Act, (v) the Family and Medical Leave Act, (vi) the Fair Labor Standards Act, (vii) the Equal Pay Act, (viii) the Worker Adjustment and Retraining Notification Act, and (ix) any other federal, state or local law; that the Executive Releasors may have, or in the future may possess, arising from the Executive’s employment with the Company, including the Employment Agreement and the termination thereof, and any other acts or omissions occurring on or before (A) the date the Executive signs this Retirement Agreement and (B) the Retirement Date; provided, however, that this Retirement Agreement shall not operate to release (x) any Claims that the Executive may have to payments or benefits under Section 2, above, (y) any Claims that the Executive may have to indemnification under any indemnification agreement or the bylaws or any directors and officers liability insurance policy of the Company or any of its affiliates, including without limitation that certain Indemnification Agreement dated June 19, 2014 between the Company and the Executive, and (z) any Claims based on acts or omissions occurring after the Retirement Date (collectively, the “Unreleased Executive Claims”). The Executive promises to not bring any Claims (other than Unreleased Executive Claims) against any of the Company Released Parties in or before any court or arbitral authority. Each of the Company Released Parties is an intended beneficiary of the release set forth in this Section 3(a) and Section 3(b).

(b)    Specific Release of ADEA Claims by Executive.  In further consideration of the payments and benefits provided to the Executive under this Retirement Agreement, the Executive Releasors hereby unconditionally release and forever discharge the Company Released Parties from any and all Claims that the Executive Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Retirement Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Retirement Agreement and to have such attorney explain to the Executive the terms of this Retirement Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA and, the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Retirement Agreement and to consult with an attorney of his choosing with respect thereto; (iii) the Executive is providing the release and discharge set forth in this Section 3(b) and Section 3(a) only in exchange for consideration in addition to anything of value to which the Executive is already entitled; and (iv) that the Executive knowingly and voluntarily accepts the terms of this Retirement Agreement.

EXECUTION COPY

(c)    General Release by Company.  In consideration of the releases granted by Executive under this Retirement Agreement, the Company on behalf of itself and each of its subsidiaries, affiliates, predecessors and employee benefit plans, and each of their respective legal representatives, agents, successors and assigns (collectively, the “Company Releasors”) hereby irrevocably and unconditionally release and forever discharge the Executive Releasors from and waive any and all Claims, including without limitation, any Claims arising under: (i) the common law (tort, contract or other) of any jurisdiction, and (ii) any federal, state or local law, that the Company Releasors may have, or in the future may possess, arising from the Executive’s employment with the Company or service as an officer and director of the Company or any of its subsidiaries, including without limitation, the Employment Agreement and the termination thereof, and any other acts or omissions occurring on or before (a) the date the Executive signs this Retirement Agreement, and (b) the Retirement Date; provided, however, notwithstanding the foregoing, that this Retirement Agreement shall not operate to release (x) any Claims that the Company may have pursuant to this Retirement Agreement or pursuant to any clawback policy applicable as of the date of this Agreement in connection with any equity or phantom equity award agreement, (y) any Claims that are not subject to release or waiver by the Company under applicable law (including fraud or applicable securities laws), or (z) any Claims based on acts or omissions occurring after the Retirement Date (collectively, the “Unreleased Company Claims”). The Company promises to not bring any Claims (other than Unreleased Company Claims) against any of the Executive Releasors in or before any court or arbitral authority. Each of the Executive Releasors is an intended beneficiary of the release set forth in this Section 3(c).

4.    Restrictive Covenants.

(a)    Employment Agreement.  On and after the Retirement Date, as partial consideration for the acceleration of vesting of awards set forth on Exhibit A, the Executive shall continue to be subject to the provisions of Section 7 (“Nondisclosure and Noncompetition”) of the Employment Agreement in accordance with its terms. The foregoing shall apply irrespective that the Employment Agreement otherwise terminated on the Retirement Date.

(b)    Confidentiality.  The Executive agrees that he will not reveal, or cause to be revealed, this Retirement Agreement or its terms to any third party (other than the Executive’s attorney, tax advisor, or spouse), except as required by law and stock exchange rules.

(c)    Non-Disparagement by Executive.  The Executive agrees that except as otherwise required by law, or as reasonably necessary to enforce his rights under this Retirement Agreement in a proper judicial proceeding, he shall not at any time make false, misleading, or disparaging statements or representations, whether written or oral, regarding Company, its products, services, management, directors, employees, or customers.

EXECUTION COPY

(d)    Non-Disparagement by Company.  The Company agrees that except as otherwise required by law, or as reasonably necessary to enforce the Company’s rights under this Retirement Agreement in a proper judicial proceeding, the Company and its directors and officers (so long as they remain directors and officers of the Company) will not, at any time make false, misleading or disparaging statements or representations, whether written or oral, regarding the Executive.

5.    Revocation.  This Retirement Agreement may be revoked by the Executive by a written instrument within the seven (7) day period commencing on the date the Executive signs this Retirement Agreement (the Revocation Period). In the event of any such revocation by the Executive, all obligations of the parties under this Retirement Agreement shall terminate and be of no further force and effect as of the date of such revocation. No such revocation by the Executive shall be effective unless it is in writing and signed by the Executive and received by the Company prior to the expiration of the Revocation Period.

6.    Company Property.  The Executive represents that he has returned to the Company all information, documentation, or other property and proprietary material, in any form, belonging to the Company (including, without limitation, hardware, access cards, notes, forms, reference and training materials, memoranda, computer programs, disks, computer files), and that the Executive no longer has any such property or material, including copies thereof, in his possession as of the Retirement Date. Additionally, the Executive represents that he has not taken, altered, destroyed, or deleted any files, documents, electronically stored information or other materials belonging to, or created by or on behalf of the Company, whether or not containing any trade secrets or confidential information.

7.    Acknowledgement.  The Executive acknowledges that, by entering into this Retirement Agreement, the Company does not admit to any wrongdoing in connection with the Executive’s employment or termination, and that this Retirement Agreement is intended as a compromise of any Claims that the Executive has or may have against the Company Released Parties. The Executive further acknowledges that he has carefully read this Retirement Agreement and understands its final and binding effect, has had a reasonable amount of time to consider it, and is entering this Retirement Agreement voluntarily. The Executive acknowledges that the Company has advised him in writing to seek the advice of legal counsel prior to executing this Retirement Agreement, and that the Executive has had the opportunity to seek legal counsel of his choosing.

8.    Applicable Law, Venue.  This Retirement Agreement shall be construed and interpreted pursuant to the laws of Texas without regard to its choice of law rules. The Executive and the Company each irrevocably consents to the personal jurisdiction of the state or federal courts located in Harris County, Texas with regard to any dispute arising out of or relating to this Retirement Agreement.

9.    Injunctive Relief.  Notwithstanding any other term of this Retirement Agreement to the contrary, it is expressly agreed that a breach of this Retirement Agreement will cause

EXECUTION COPY

irreparable harm to the Company and that a remedy at law would be inadequate. Therefore, in addition to any and all remedies available at law, the Company will be entitled to injunctive and/or other equitable remedies in the event of any threatened or actual violation of any provisions of this Retirement Agreement.

10.    Entire Agreement.  This Retirement Agreement, along with the release contained in Section 3, is the entire agreement between the Parties pertaining to the matters encompassed within it, and except as otherwise specifically contemplated in this Retirement Agreement, supersedes any other agreement, written or oral, that may exist between the Company and the Executive relating to the matters encompassed herein.

11.    Severability.  If any provision of this Retirement Agreement is found to be illegal or unenforceable, such finding shall not invalidate the remainder of this Retirement Agreement, and that provision shall be deemed to be severed or modified to the minimum extent necessary to equitably adjust the respective rights and obligations of the Company and the Executive under this Retirement Agreement.

12.    Counterparts.  This Retirement Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[SIGNATURES ON NEXT PAGE]

EXECUTION COPY

IN WITNESS WHEREOF, the parties have executed this Retirement Agreement on the date set forth below.

INDEPENDENCE CONTRACT DRILLING, INC.		EXECUTIVE:

By:	/s/ Byron Dunn	/s/ Edward S. Jacob, III
Edward S. Jacob, III
Its:	Chief Executive Officer
		Dated:	6/9/16
Dated:	6/9/16

EXHIBIT A

OUTSTANDING AND UNVESTED EQUITY AND PHANTOM EQUITY AWARDS

This Exhibit A is subject to and incorporated within the Executive Retirement Agreement and Release dated June 9, 2016 (the “Retirement Agreement”), entered into by and between Edward S. Jacob, III (the “Executive”) and Independence Contract Drilling, Inc. (the “Company”). Both the Company and the Executive represent that as of the Retirement Date, the Executive had the below unvested and outstanding equity awards and phantom equity awards, none of the vesting to which shall be accelerated except as specifically provided below:

Shares to be Issued upon Retirement (Subject to WH)

1. Original Hiring Grants

A. Stock option to purchase 76,000 shares @ $20 per share, adjusted due to pre-IPO stock dividend to option to purchase 119,320 shares @ 12.72 per share

B. Restricted Stock Award: 37,000 shares, adjusted due to pre-IPO stock split to 58,090 shares.	14,523

2. IPO Grants

A. Restricted Stock Award: 86,072 shares vesting in 1/3 increments.	57,382

B. EBITDA Restricted Stock Award: 57,380 total units, of which 1/2 or 28,690 is the target award level	19,127

C. TSR Restricted Stock Award: 57,380 total units, of which 1/2 or 28,690 is the target award level	17,533

3. 2016 Awards

A. 120,000 Restricted Stock Units	13,333

C. TSR Restricted Stock Award: 13,450 target units	1,494

TOTAL SHARES TO BE ISSUED	123,392

The Company also acknowledges that its transfer agent ownership records reflect that Mr. Jacob is the record owner of 60,438 shares of common stock as of the date of this Agreement.

1